Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.  NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

PARADIGM HOLDINGS, INC.

CLASS A WARRANT

Warrant No. [ ]	Dated: February 27, 2009

PARADIGM HOLDINGS, INC., a Wyoming corporation (the “Company”), hereby certifies that, for value received, [______] or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [_______] shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $0.0780 per share (as adjusted from time to time as provided in Section 4 and Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including the date that is seven (7) years from the date of issuance hereof, as may be extended pursuant to Section 4 (the “Expiration Date”), and subject to the following terms and conditions.  This Class A Warrant (this “Warrant”) is one of a series of similar warrants issued pursuant to that certain Preferred Stock Purchase Agreement, dated as of February 27, 2009 by and among the Company and the Purchasers identified therein (the “Purchase Agreement”).  All such warrants are referred to herein, collectively, as the “Warrants.”

1.            Definitions.  In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement or the Company’s Certificate of Designations of the Series A-1 Senior Preferred Stock (the “Certificate of Designations”), as applicable.

2.            Registration of Warrant.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.            Registration of Transfers.  This Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Warrant and the Purchase Agreement.  The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein.  Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4.            Exercise and Duration of Warrants.

(a)           Subject to the limitations set forth in Section 12 hereof, this Warrant shall be exercisable, prior to the Amendment Date with respect to the Holder’s pro rata portion of all Available Underlying Shares (based on the proportion of Warrant Shares to the total Available Underlying Shares), and from and after the Amendment Date with respect to all Warrant Shares, by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date.  At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value; provided that, if the average of the Closing Prices for the five (5) Trading Days immediately prior to (but not including) the Expiration Date exceeds the Exercise Price on the Expiration Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised, and subject to the limitations set forth in Section 12 hereof) on a “cashless exercise” basis at 6:30 P.M. New York City time on the Expiration Date.

(b)           A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and if a “cashless exercise” may occur at such time pursuant to Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.  The Holder shall deliver the original Warrant to the Company within 30 days after the full exercise of this Warrant; provided that the Holder’s failure to so deliver the original Warrant shall not affect the validity of such exercise or any of the Company’s obligations under this Warrant and the Company’s sole remedy for the Holder’s failure to deliver the original Warrant shall be to obtain an affidavit of lost warrant from the Holder.

(c)           If upon the date that is seven (7) years from the original date of issuance of this Warrant, any portion of this Warrant remains unexercised, then the Company shall issue to the Holder a new Warrant to purchase Common Stock, in substantially the form of this Warrant, with a new Maturity Date of seven (7) years from the original Maturity Date and with a new Exercise Price equal to the Closing Price on the original Maturity Date and exercisable for the number of Warrant Shares equal to quotient of (A) the greater of the Black-Scholes value of the remaining unexercised portion of this Warrant (without regard to any limitations on the exercise hereof) (x) on the original date of issuance of this Warrant, and (y) on the original Maturity Date, in each case as determined in accordance with Annex A attached to the Purchase Agreement, divided by (B) the new Exercise Price as determined above.  Notwithstanding the foregoing, this Section 4(c) shall cease to apply in the event that prior to the original Maturity Date, the Company satisfies Section 4.22 of the Purchase Agreement.

5.            Delivery of Warrant Shares.

(a)           Subject to Sections 4(a) and 5(c) below and the limitations set forth in Section 12, upon exercise of this Warrant, the Company shall promptly (but in no event later than three (3) Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends unless a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective and the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act.  The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date.  The Company shall, upon request of the Holder, use its reasonable best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(b)           Subject to Sections 4(a) and 5(c) below and the limitations set forth in Section 12 hereof, this Warrant is exercisable, either in its entirety or, from time to time, for all or a portion of the number of Warrant Shares.  Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c)           In addition to any other rights available to a Holder, if the Company fails to deliver or cause to be delivered to the Holder a certificate representing Warrant Shares by the third (3rd)Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third (3rd)Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(d)           The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional (provided that prior to the Amendment Date, such obligations extend to the Holder’s pro rata portion of all Available Underlying Shares, and from and after the Amendment Date such obligations extend to all Warrant Shares), irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares (other than such limitations contemplated by this Warrant).  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(e)           Each certificate for Warrant Shares shall bear a restrictive legend to the extent and as provided in the Purchase Agreement and any certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend, unless, in the opinion of counsel for the Holder thereof (which opinion shall be reasonably satisfactory to counsel for the Company), the securities represented thereby are not, at such time, required by law to bear such legend.

6.           Charges, Taxes and Expenses.  Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any withholding or other tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an Affiliate thereof.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.           Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8.            Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, prior to the Amendment Date, a number of shares of Common Stock equal to the Holder’s pro rata portion of all Available Underlying Shares, and from and after the Amendment Date, a number of shares of Common Stock equal to all Warrant Shares, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9).  The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.  The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9.            Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)           Stock Dividends and Splits.  If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)           Pro Rata Distributions.  If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (and not to all Holders of Warrants in respect of their ownership thereof) (i) evidences of its Indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five (5) Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one (1) outstanding share of Common Stock, as determined by the Company’s independent certified public accountants that regularly examine the financial statements of the Company (an “Appraiser”).  In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser.  As an alternative to the foregoing adjustment to the Exercise Price, at the request of the Holder delivered before the 90th day after such record date, the Company will deliver to such Holder, within five (5) Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to such record date.  If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any exercise of the Warrant that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), such Distributed Property.

(c)           Fundamental Transactions.  If, at any time while this Warrant is outstanding, any of the following occur in one or a series of related transactions: (i) an acquisition after the Closing Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1), other than any Purchaser, under the Exchange Act) of fifty percent (50%) or more of the voting rights or voting equity interests in the Corporation; (ii) Continuing Directors cease to constitute more than one-half (1/2) of the members of the Board, other than in accordance with Sections 8 or 9(c) of the Certificate of Designations and/or the Side Letter; (iii) a merger or consolidation of the Corporation or any Significant Subsidiary or a sale of all or substantially all of the assets of the Corporation or any Significant Subsidiary, unless immediately following such transaction or series of transactions, the holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least one-half (1/2) of the voting rights or voting equity interests in of the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other similar transaction involving the Corporation or any Significant Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or voting equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (vi) any tender offer or exchange offer (whether by the Corporation or another Person, other than any Purchaser) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and as a result of which the Persons who own Common Stock immediately prior to the launch of such tender offer or exchange offer do not own a majority of the outstanding equity interests of the Corporation, directly or indirectly, immediately after the consummation thereof; (vii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (viii) the execution by the Corporation of an agreement directly or indirectly providing for any of the foregoing events (in any such case, a “Fundamental Transaction”) (provided that no action taken for the purpose of changing the Corporation’s jurisdiction of incorporation pursuant to Section 4.19 of the Purchase Agreement or otherwise specifically contemplated by Section 4.19 or Section 4.20 of the Purchase Agreement for the purposes set forth therein shall constitute a Fundamental Transaction), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”).  The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  In the event of a Fundamental Transaction, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x)           this Warrant shall thereafter entitle the Holder to purchase the Alternate Consideration in accordance with this Section 9(c),

(y)           in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Warrant and the Purchase Agreement, and

(z)           if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Warrant, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing.  At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a New Warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  Without limiting the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase this Warrant from the Holder for a purchase price, payable in cash within five (5) Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the greater of (A) the Original Issuance Value (as defined below), and (B) the then current Black-Scholes value of the remaining unexercised portion of this Warrant on the date of such payment, without regard to any limitations on the exercise hereof and as determined in accordance with Annex A attached to the Purchase Agreement (such purchase price, the “Repurchase Price”).  For purposes of this Warrant, the “Original Issuance Value” means $6,206,000 multiplied by a fraction the denominator of which is the total number of shares of Common Stock issuable upon exercise of all outstanding Class A Warrants on the date hereof (without regard to any limitations on the exercise thereof) and the numerator of which is the total number of shares of Common Stock issuable upon exercise of this Warrant on the date of such payment (without regard to any limitations on the exercise hereof).  For purposes of clarity, in no event shall the Holder be entitled to receive both the Repurchase Price hereunder and the “Repurchase Price” pursuant to Section 6 of the Certificate of Designations in respect of this Warrant.  In addition to the foregoing, upon the occurrence of any Event of Default pursuant to the Certificate of Designations (whether or not such Event of Default is a Fundamental Transaction), each Holder may elect by written notice to the Corporation to require the Corporation to purchase this Warrant from the Holder for a purchase price, payable in cash within five (5) Trading Days after such request equal to the Repurchase Price.  Upon payment in full of the Repurchase Price pursuant to this paragraph, this Warrant shall be deemed repurchased by the Company and no longer exercisable.

(d)          Subsequent Equity Sales.

(i)           If, at any time while this Warrant is outstanding, the Company or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective price to the Company (net of any rebates, discounts, fees, commissions or expenses, other than customary expenses) per share of Common Stock (the “Effective Price”) less than the Exercise Price (as adjusted hereunder to such date), then the Exercise Price shall be reduced to equal the Effective Price.  For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any rebates, discounts, fees, commissions and expenses, other than customary expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii)           If, at any time while this Warrant is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).

(iii)           The Company shall not issue any Common Stock Equivalents at an Effective Price less than the Exercise Price (as adjusted hereunder to such date) unless prior to such issuance (A) the Holder has consented to such issuance in writing and (B) the Company shall have obtained all necessary shareholder and other approvals required for the Conversion Price under this Warrant to be reduced to such Effective Price.

(iv)           Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of any issuances of Common Stock or Common Stock Equivalents made pursuant to the definition of Excluded Stock.

(e)           Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a), (b) or (d) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f)           Calculations.  All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)           Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.  Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h)           Notice of Corporate Events.  If the Company  (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.           Payment of Exercise Price.  The Holder, at its election, may either pay the Exercise Price in immediately available funds, or satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Current Market Price (as of the date of such calculation) of one share of Common Stock .

B = the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Warrant, the “Current Market Price” of one share of the Company’s Common Stock as of a particular date shall be determined as follows: (a) if traded on a national securities exchange or through the Nasdaq Stock Market, the Current Market Price shall be deemed to be the arithmetic average of the VWAPs for the five (5) consecutive Trading Days immediately preceding the applicable date; (b) if traded over-the-counter but not on the Nasdaq Stock Market, the Current Market Price shall be deemed to be the average of the closing bid and asked prices as of five (5) Business Days immediately prior to the date of exercise indicated in the Notice of Exercise; and (c) if there is no active public market, the Current Market Price shall be the fair market value of the Common Stock as of the date of exercise, as determined by an independent appraiser selected in good faith by the Holder.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

11.          [Intentionally Omitted.]

12.          Limitation on Exercise.  This Section 12, or any provision hereof, shall be effective after, and only after, the Holder has delivered written notice to the Company of its election that this Section 12, or any provision hereof, shall become effective with respect to such Holder:

(a)           Subject to Section 12(b), the number of shares of Common Stock that may be acquired by a Holder upon any exercise of Warrants (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Threshold Percentage”).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Notwithstanding the provisions of Section 12(a), the Holder shall have the right at any time and from time to time, to waive the provisions of this Section insofar as they relate to the Threshold Percentage or to increase its Threshold Percentage (but not in excess of 9.999% (or such lower percentage if Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder to a percentage less than 9.999%)) by written instrument delivered to the Company, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to the Holder and not to any other holder of Warrants.

(c)           Notwithstanding anything to the contrary contained herein, if the Trading Market is the Nasdaq Small-Cap Market or any other market or exchange with similar applicable rules, then the maximum number of shares of Common Stock that the Company may issue pursuant to the Transaction Documents at an effective purchase price less than the Closing Price on the Trading Day immediately preceding the Closing Date equals 19.99% of the outstanding shares of Common Stock immediately preceding the Closing Date (the “Issuable Maximum”), unless the Company obtains stockholder approval.  If, at the time any Holder requests an exercise of any of the Warrants (or the Company is required or permitted to pay in shares of Common Stock any payment due under the Series A-1 Preferred Shares), the Actual Minimum would cause the Issuable Maximum to be exceeded (and if the Company has not previously obtained the required stockholder approval), then the Company shall issue to the Holder requesting such exercise and/or such conversion (and/or such payment of principal or interest) a number of shares of Common Stock not exceeding such Holder’s pro-rata portion of the Issuable Maximum (based on such Holder’s share (vis-à-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Warrant Shares previously issued to such Holder).  For the purposes hereof, “Actual Minimum” shall mean, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants, without giving effect to (x) any limits on the number of shares of Common Stock that may be owned by a Holder at any one time, or (y) any additional Underlying Shares that could be issuable as a result of any future possible adjustments made under Section 9(d).

13.           Fractional Shares.  The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant.  If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share or right to purchase the nearest whole share, as the case may be.

14.          Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by a nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery.  The address and facsimile number of a party for such notices or communications shall be as set forth in the Purchase Agreement, unless changed by such party by two (2) Trading Days’ prior notice to the other party in accordance with this Section 14.

15.          Warrant Agent.  The Company shall serve as warrant agent under this Warrant.  Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent.  Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or stockholders services business shall be a successor warrant agent under this Warrant without any further act.  Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

16.          Extension of Expiration Date. At the option of the Holder, the Expiration Date may be extended for the number of Trading Days during any period occurring after the Required Effectiveness Date in which (i) trading in the Common Stock is suspended by any Trading Market, (ii) any Registration Statement is not effective when required pursuant to the Purchase Agreement, or (iii) the prospectus included in the Registration Statement may not be used by the Holders for the resale of Registrable Securities thereunder.

17.          Miscellaneous.

(a)           Subject to the restrictions on transfer set forth on the first page hereof and in Section 3, this Warrant may be assigned by the Holder.  This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction, pursuant to Section 4.19 of the Purchase Agreement or with the prior written consent of the Holder.  This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.  Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant, together with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof.  This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.  The restrictions set forth in Section 12 hereof, upon becoming effective, may not be amended or waived.

(b)           The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.  Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.

(c)           Governing Law; Venue; Waiver Of Jury Trial.  all questions concerning the construction, validity, enforcement and interpretation of this warrant shall be governed by and construed and enforced in accordance with the laws of the state of new york (except for matters governed by corporate law in the state of Wyoming).  each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of new york, borough of manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  the company hereby waives all rights to a trial by jury.

(d)           The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)           In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Class A Warrant to be duly executed by its authorized officer as of the date first indicated above.

PARADIGM HOLDINGS, INC.

By:
Name:
Title:

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To:  PARADIGM HOLDINGS, INC.

The undersigned is the Holder of Class A Warrant No. _______ (the “Warrant”) issued by PARADIGM HOLDINGS, INC., a Wyoming corporation (the “Company”).  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):

____        “Cash Exercise” under Section 10 of the Warrant

____        “Cashless Exercise” under Section 10 of the Warrant

4.	If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the Holder _______________ Warrant Shares in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

(To be completed and signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Class A Warrant to purchase ____________ shares of Common Stock of PARADIGM HOLDINGS, INC. to which the within Class A Warrant relates and appoints ________________ attorney to transfer said right on the books of PARADIGM HOLDINGS, INC. with full power of substitution in the premises.

Dated: ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: